UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 2024

MultiSensor AI Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-40916 (Commission File Number)	86-3938682 (I.R.S. Employer Identification No.)

2105 West Cardinal Drive

Beaumont, Texas 77705

(Address of principal executive offices) (Zip Code)

(866) 861-0788

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	MSAI	The Nasdaq Capital Market
Warrants to purchase common stock	MSAIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2024, Stuart V Flavin, III, a member of the Board of Directors (the “Board”) of MultiSensor AI Holdings, Inc. (the “Company”), was appointed as the Company’s Interim Chief Executive Officer, effective as of November 26, 2024 (the “Effective Date”), succeeding Gary Strahan, who resigned as the Company’s Chief Executive Officer, effective as of the Effective Date (the “Executive Transition”). In connection with his appointment, Mr. Flavin will serve as the Company’s principal executive officer, effective as of the Effective Date. Mr. Strahan will continue to provide services to the Company as described below.

Mr. Flavin, age 57, has served as a director of MSAI since 2023. Mr. Flavin served as the Chief Operating Officer of Healthier Cleaning Innovations from March 2016 to July 2022. Additionally, Mr. Flavin served as the Chief Executive Officer from April 2018 to August 2019 and served as the Chief Operating Officer from January 2015 to March 2018 of N12 Technologies, Inc. Previously, Mr. Flavin served as the VP of Innovation for P&G’s Global Shave Care business from July 2009 to October 2012, where he focused on innovation strategy, product/technical roadmap planning, and program execution. Previously, Mr. Flavin was the VP of Global Operations for the Blades and Razors Business from January 2006 to June 2009. Prior to this, Mr. Flavin was a Partner at McKinsey & Company where he focused on operational excellence across many industrial companies and co-led the Operations Practice. Mr. Flavin served as a director of Healthier Cleaning Innovations from June 2014 to June 2015 and N12 Technologies, Inc. from October 2012 to August 2019. Mr. Flavin received a B.S. in Chemical Engineering from the University of Rochester, where he graduated magna cum laude, as well as an M.B.A from Harvard Business School.

Mr. Flavin was not appointed as Interim Chief Executive Officer of the Company pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Flavin and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. In addition, Mr. Flavin is not a party to any related party transaction reportable under Item 404(a) of Regulation S-K.

The Company expects Mr. Flavin to enter into the Company’s standard indemnification agreement for officers.

Gary Strahan Consulting Agreement

In connection with his resignation as Chief Executive Officer, Mr. Strahan and the Company have entered into a consulting agreement (the “Consulting Agreement”), effective as of the Effective Date, pursuant to which Mr. Strahan will provide consulting services until one year after the Effective Date unless earlier terminated. During the period of the Consulting Agreement, Mr. Strahan will act as an independent contractor to assist with services related to training for the Company’s Infrared Thermography systems, promote sales of Company devices, software, and assist with vendors and customers. In consideration of these services, the Company will pay a fee equal to $175,000 per annum, paid in equal installments every two weeks in arrears. Mr. Strahan will also receive ownership of his current Company-owned vehicle. As an independent contractor, Mr. Strahan will be responsible for all of his taxes for the compensation under the Consulting Agreement and is not eligible for benefits available to Company employees.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Consulting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Consulting Agreement, dated November 26, 2024 by and between Gary Strahan and MultiSensor AI Holdings, Inc.

104	Cover Page Interactive Data File (formatted as Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTISENSOR AI HOLDINGS, INC.

Date: November 27, 2024	By:	/s/ Steven Winch
Steven Winch
President